EXHIBIT 10.23

EXECUTIVE COMPENSATION PLAN

OF

HERITAGE BANK

ADOPTION AGREEMENT

THIS AGREEMENT is made and entered into this      day of              2006 by and between HERITAGE BANK, a Colorado corporation (the “Bank”), and                                          (the “Participant”).

Recitals

WHEREAS, the Bank has adopted the Heritage Bank Executive Compensation Plan effective as of the 1 st day of January, 2006 (the “Plan”);

WHEREAS, the Participant was formerly a participant in the Heritage Bank Indexed Salary Continuation Plan (the “Index Plan”), effective as of July 1, 1998, which plan has been merged into this Plan prior to this date;

WHEREAS, the vested accrued benefit of the Participant in the Index Plan has been transferred to this Plan, which benefit shall be payable pursuant to this Plan;

WHEREAS, in order to assure itself of the valuable services of the Participant, the Bank deems it advisable and in its best interest to continue to provide the Participant with supplemental retirement benefits as described in the Plan; and

WHEREAS, the benefits to be paid under the Plan are in consideration of services to be performed after the initial date of the Plan, but prior to the Participant’s retirement;

Agreement

NOW, THEREFORE, the Bank and the Participant hereby agree as follows:

1. Incorporation of Plan. The Plan, copy of which is attached, is hereby incorporated into and made part of this Agreement as though set forth in full herein. The parties shall be bound by, and have the benefit of, each and every provision of the Plan. Specific provisions of the Plan may be altered by this Agreement by specific reference to those provisions in this Agreement. By executing this Agreement the Participant acknowledges receipt of a copy of the Plan and confirms his understanding and acceptance of all of the terms, provisions and conditions thereof.

2. Participant Information. The Participant was born on the      day of              , 19    , and will reach Normal Retirement Age on the      day of             , 200    . Present employment with the Bank began on the      day of             , 200    .

3. Plan Benefits. Effective as of the 1st day of January, 2006, the Participant has been designated to continue his or her participation from the Index Plan to this Plan. The benefits to be provided pursuant to this Plan are as follows:

(a) Benefits Upon Normal Retirement. Upon the Participant’s Termination of Employment on or after attaining Normal Retirement Date, the Bank shall pay to the Participant, as compensation for services rendered prior to such date, monthly payments in an amount equal to $             per month. Such payments shall commence on the first day of the month coincident with or next following the date of Termination of Employment and shall continue on the first day of each month thereafter for a period of 120 months. The amount of the monthly payments provided herein is subject to reduction as provided in paragraph 5, below, in the event such benefits are not 100% nonforfeitable. The Participant may elect to receive such payments for a period of 180 months, with a corresponding decrease in the amount of the monthly payment; provided, however, such election must be made by Participant in the Plan Year which is at least twelve months before Participant’s termination of employment.

(b) Benefits Upon Disability. Upon the Participant’s Termination of Employment prior to Normal Retirement Age due to Disability, the Bank shall pay a Disability benefit to the Participant in the amount of $             per month. Such payments shall commence on the first day of the month coincident with or next following the date Participant would have otherwise attained Normal Retirement Age and shall continue on the first day of each month thereafter for a period of 120 months. The amount of the monthly payments provided herein is subject to reduction as provided in paragraph 5, below, in the event such benefits are not 100% nonforfeitable.

(c) Pre-Retirement Survivor Benefit. If the Participant dies prior to commencement of the normal retirement or Disability benefit payments under the Plan, the Bank shall pay to the Participant’s Beneficiary a survivor’s benefit which shall be the normal retirement benefit described in paragraph 3(a) above, reduced to the present value amount utilizing the Stated Interest Rate. Such payments shall be made to Participant’s Beneficiary in lump sum as soon as administratively practicable after the death of the Participant. Benefit payments pursuant to this paragraph 3(c) shall be subject to the nonforfeitable percentage as set forth in paragraph 5, below.

(d) Post-Retirement Survivor Benefit. If the Participant dies prior to receipt of all benefit payments, the Participant’s Primary Beneficiary shall receive the balance of all monthly payments otherwise payable to Participant. If the Primary Beneficiary does not survive Participant, the Contingent Beneficiary shall receive the balance of all monthly payments otherwise payable to Participant. If such Beneficiary dies prior to receipt of all payments, the balance of such payments shall be paid to the Beneficiary’s estate. If neither the Primary or Contingent Beneficiary survive Participant, Participant’s estate shall receive the balance of all monthly payments otherwise payable to Participant.

(e) Benefits Upon Other Termination of Employment. If a Participant terminates employment prior to attaining his or her Normal Retirement Date, the Bank shall pay to the Participant the normal retirement benefit described in paragraph 3(a) above. The payment of such benefits shall be pursuant to the terms of such paragraph 3(a) upon attaining Normal Retirement Date. As provided in Section 4.04 of the Plan, this paragraph 3(e) is not applicable if Participant is discharged for Cause.

(f) Payment of De Minimis Benefits. In the event the Administrative Committee of the Plan should determine that installment payments pursuant to this Agreement would be de minimis relative to the amount and term of such payments, the Administrative Committee may, in its sole discretion, determine to make such payments in lump sum form, as soon as administratively practicable after its determination. Such payment shall be reduced to present value as determined by the Stated Interest Rate. In addition, such de minimis payments pursuant to this paragraph shall not be contrary to or in violation of Code Section 409A and all Treasury regulations issued thereunder.

4. Years of Service. For purposes of this Agreement, a “Year of Service” shall mean the twelve consecutive month period beginning on the      day of             , 200    , and each anniversary thereof during which the Participant is employed on a full-time basis by the Bank. A Participant with a disability shall be considered to be employed on a full-time basis by the Bank for purposes of computing Years of Service.

5. Vesting of Benefits. If a Participant voluntarily terminates from employment with the Bank, the Participant’s benefits shall be nonforfeitable only to the extent vested under the following schedule:

Years of Service	Percent Nonforfeitable
1	6.67%
2	13.33%
3	20.00%
4	26.67%
5	33.33%
6	40.00%
7	46.67%
8	53.33%
9	60.00%
10	66.67%
11	73.33%
12	80.00%
13	86.66%
14	93.33%
15	100.00%

6. Nonforfeitability of Benefits. Notwithstanding the provisions of Section 5, above, a Participant’s benefit under the Plan shall become completely nonforfeitable if any of the following events occur prior to Participant’s termination of employment with the Bank:

(a) The Bank undergoes a Change of Control Event; or

(b) Termination of the Plan.

A Participant who terminates his or her employment on or after attaining Normal Retirement Age receives the vesting percentage set forth in paragraph 5, above.

7. Participant Disability/Computation of Years of Service. In the event a Participant incurs a Disability, such Participant shall continue to earn Years of Service for the purpose of increasing the Participant’s nonforfeitable percentage of vesting of benefits provided in paragraph 5, above. The Administrative Committee, in its discretion, shall determine if a Participant has incurred a Disability and such date, if ever, that such Participant is no longer considered to have a Disability.

8. Designation of Beneficiary. The Participant hereby designates the persons named on the attached Exhibit “A” (Beneficiary Designation) to receive benefits payable in the event of Participant’s death while employed by the Bank and while a Participant in the Plan, or in the event of Participant’s death after Normal Retirement Age but prior to receiving all benefits payable under the Plan.

9. Post-Termination Obligations. All payments and benefits to the Participant under this Agreement shall be subject to the Participant’s compliance with the following provisions during the term of his employment and for five full years after the expiration or termination thereof.

(a) Assistance in Litigation. The Participant shall, upon reasonable notice, furnish such information and proper assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

(b) Confidential Information. The Participant shall not, to the detriment of the Bank, knowingly disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Bank, its subsidiaries or affiliates, or to any of the businesses operated by them, including without limitation, any customer lists, and the Participant confirms that such information constitutes the exclusive property of the Bank.

10. Enforceability. If any restrictions set forth in this Agreement are found by any court of competent jurisdiction or arbitrator, if applicable, to be unenforceable because such restriction extends for too long a period of time or over too great a range of activities, it shall be interpreted to extend only to the maximum period of time, range of activities or geographic area as to which it may be enforceable.

11. Effect of Provisions. This Agreement shall inure to the benefit of, and be binding upon, the Bank, its successors and assigns, and the Participant and his or her beneficiaries.

IN WITNESS WHEREOF, the parties hereto have signed and entered into this Agreement on the date first above written.

BANK:

Heritage Bank

By
President

PARTICIPANT: